EXHIBIT E-8

LEASE AGREEMENT

TEXAS ASSOCIATION OF REALTORS
COMMERCIAL LEASE

     This lease agreement is made and entered into by and between Charline L. Utley, Ph.D. (Landlord) and NeuroGenesis, Inc., Albert Bieser, Pres. (Tenant). Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain property with the improvements therron, containing approximately 2,300 square feet, hereinafter called the "leased premises", known as Suite 132, located in 2045 Space Park Dr., City of Nassau Bay, Harris County, Texas; or as more particularly described below or on attached exhibit:

The primary term of this lease shall be three (3) years commencing on the first day of May 1999, and ending on the last day of April, 2002, upon the following terms, conditions and covenants:

     1. TAXES. Each year during the term of this lease. Landlord shall pay real estate taxes assessed against the leased premises in an amount equal to the total real estate taxes asses against the leased premises in the base year.

2.  UTILITIES shall be paid by the Landlord

3.  HOLDING OVER. Failure of Tenant to surrender the leased premises at the expiration of the lease constitutes a holding over which shall be construed as a tenancy from month to month at a rental of $2,000 per month.

4.  RENT. Tenant agrees to and shall pay Landlord at 2045 Space Park, Nassau Bay, County of Harris, Texas, or at such other place Landlord shall designate from time to time in writing, as rent for the leased premises, the total sum of $62,424.00, payable without demand in equal monthly payments of $,1734.00 each in advance on or before the first day of each month, commencing on April 1, 1999, and continuing thereafter until the total sum shall be paid. Rend received after the first day of the month shall be deemed delinquent. If rent is not received by Landlord by the fifth of each month. Tenant shall pay a late charge of $50.00plus a penalty of $20.00 per day until rent is received in full. Tenant shall pay $25.00 for each returned check

5.  USE. Tenant shall use the leased premises for the following purpose and no other: General Office Use and warehouse of nutrients and supplements.

6.  SECURITY DEPOSIT. Tenant has paid to Landlord a security deposit in the sum of $1,333.60, payable on or before the commencement of this lease for Tenant's faithful performance hereunder. Refund thereof shall be made upon performance of this lease agreement by Tenant, minus any assessments or damages unless Landlord and Tenant provide otherwise in Special Provisions.

7. I NSURANCE. Landlord shall pay for fire and extended coverage insurance on the buildings and other improvements on the leased premises in an amount not less than $ 1OO,OOO.OO, which amount shall be increased yearly in proportion to the increase in market value of the premises. Tenant shall provide public liability and property damage insurance for its business on the leased premises in the amount of $100.000.00 which policy shall cover the Landlord as well as the Tennt. Said insurance policies required to be provided by Tenant herein shall name Landlord as an insured and shall be issued by an insurance company approved by Landlord. Tenant shall provide Landlord with certificates of insurance evidencing the coverage required herein. Tenant shall be solely responsible for fire and casualty insurance on Tenants property on or about the leased premises. If Tenant does not maintain such insurance in full force and effect, Landlord may notify Tenant of such failure and if Tenant does not deliver to Landlord within 10 days after such notice certification showing all such insurance to be in full force and effect. Landlord may at his option take out the necessary insurance to comply with the provision hereof and pay the premiums on the items specified in such notice. and Tenant covenants thereupon on demand to reimburse and pay Landlord any amount so paid or expended in the payment of the insurance premiums required hereby and specified in the notice, with interest thereon at the rate of 10 percent per annum from the date of such payment by Landlord until repaid by Tenant.

8.  CONDITION OF PREMISES. Tenant has examined and accepts the leased premises in its present as is condition as suitable for the purposes for which the same are leased, and does hereby accept the leased premises regardless of reasonable deterioration between the date of this lease and the date Tenant begins occupying the leased premises unless Landlord and Tenant agree to repairs or refurbishment as noted in Special Provisions.

9.  MAINTENANCE AND REPAIRS. Landlord shall keep the foundation, the exterior walls (except glass. windows. doors, door closure devices, window and door frames, molding. locks, and hardware; and interior painting or other treatment of exterior walls) and tle roof of the leased premises in good repair except that Landlord shall not be required to make repairs occasioned by the act or negligence of Tenant, its employees, subtenants, licensees and Landlord is responsible for maintenance of the common area and common area equipment, including, but not limited to, elevators, air conditioning equipment and heating equipment, and power (electrical) distribution equipment. If Landlord is responsible for any such repaid and maintenance, Tenant agrees to give Landlord written notice of needed repairs. Landlord shall make such repairs within a reasonable time. Tenant shall notify Landlord immediately of any emergency repairs. Tenant shall keep the leased premises in good, clean condition and shall at its sole cost and expense. make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by Landlord under this section. If any repairs required to be made by Tenant hereunder are not made within ten (1O) days alter written notice delivered to Tenant by Landlord, Landlord may at [
its option make extension, expansion or renewal period thereof, or within _____days of the expiration of this Lease. or any extension. expansion or renewal period thereof, purchases the property herein leased. Landlord agrees to pay Broker, __________________ in__________County. Texas. a negotiated fee of $ __________________ or _________________ % of the sales price upon closing of the sale or this property.

[Sections 11 through 21 omitted intentionally by Landlord]

22. NOTICES. Notices to Tenant shall be by certified mail or other delivery to the leased premises. Notices to Landlord shall be by certified mail to the place where rent is payable.

23.  DEFAULT BY LANDLORD. In the event of breach by Landlord of any covenant. warranty, term or obligation of this lease, then Landlord's failure to cure same or commence a good faith effort to cure same within 10 days after written notice thereof by Tenant shall be considered a default and shall entitle Tenant either to terminate this lease or cure the default and make the necessary repairs and any expense incurred by Tenant shall be reimbursed by the Landlord after reasonable notice of the repairs and expenses incurred. If any utility' services furnished by Landlord are interrupted and continue to be interrupted despite the good faith efforts of Landlord to remedy same, Landlord shall not be liable in any respect for damages to the person or property of Tenant or Tenant's employees, agents, or guests, and same shall not be construed as grounds for constructive eviction or abatement of rent. Landlord shall use reasonable diligence to repair and remedy such interruption promptly.

24.  SIGNS. During the last 30 days of this lease, a "For Sale" sign and/or a "For Lease" sign may be displayed on the leased premises and the leased premises may be shown at reasonable times to prospective purchasers or tenants.

25.  RIGHT OF ENTRY. Landlord shall have the right during normal business hours to enter the demised premises: a) to inspect the general condition and state of repair thereof, b) to make repairs required or permitted under this lease. or C) for any other reasonable purpose.

26.  VAIVER OF BREACH. The waiver by Landlord of any breach of any provision of this lease shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or a different provision of this lease.

27.  TIME OF ESSENCE. Time is expressly declared to be of the essence in this lease.

28.  BINDING OF HEIRS AND ASSIGNS. Subject to the provisions of this lease pertaining to assignment of the Tenant's interest, all provisions of this lease shall extend to and bind, or inure to the benefit not only of the parties to this lease but to each and every one of the heirs, executors, representatives, successors, and assigns of Landlord or Tenant.

29.  RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies by this lease agreement are cumulative and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

30.  TEXAS LAW TO APPLY. This agreement shall be construed under and in accordance with the laws of the State of Texas.

31.  LEGAL CONSTRUCTION. In case any one or more of the provisions contained in this agreement shall for any reason be held to he invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall hot affect any other provision hereof and this agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

32.  PRIOR AGREEMENTS SUPERCEDED. This agreement constitutes the sole and only agreement of the parties to this lease and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this lease.

33.  AMENDMENT. No amendment, modification, or alteration of the terms hereof shall be binding unless it is in writing. dated subsequent to the date hereof, and duly executed by the parties.

34.  ATTORNEY'S FEES, Any signatory to this lease agreement who is the prevailing party in any legal proceeding against any other signatory brought under or with relation to this lease agreement or this transaction shall be additionally entitled to recover court costs, reasonable attorney fees, and all other out-of-pocket costs of litigation, including deposition, travel and witness costs, from the non-prevailing party.

35.  SPECIAL PROVISIONS. (This section to include additional factual data not included above.)

EXECUTED this first day of April, 1999.

TENANT or TENANTS                  LANDLORD

Signed by:                                         Signed by:
Albert Bieser, Pres.                          Charline L. Utley, Ph.D.
NeuroGenesis, Inc